S h a r e  P u r c h a s e  A g r e e m e n t

South Pacific Lease Operations Limited
Seller

and

TAG Oil (NZ) Limited
Purchaser

and

TAG Oil Limited
TAG Oil

Date: 9 May 2006

Contents

1.	Interpretation	3

2.	Sale and purchase	7

3.	Additional Agreements	11

4.	Representations, Warranties and Indemnities	14

5.	Taxation	18

6.	Conditions to Closing	22

7.	Termination and effect of termination	23

8.	General Provisions	25

Schedule 1:	Disclosure Schedule	30

Schedule 2:	Purchaser Warranties	33

Schedule 3:	Purchase Price Allocation	36

Schedule 4:	Seller Warranties	37

Schedule 5:	Mutual Consents	46

Schedule 6:	Required Seller Consents and Approvals	47

Schedule 7:	Required Purchaser Consents	48

Schedule 1:	Disclosure Schedule	31

Schedule 2:	Purchaser Warranties	34

Schedule 3:	Purchase Price Allocation	31

Schedule 4:	Seller Warranties	32

Schedule 5:	Mutual Consents	46

Schedule 6:	Required Seller Consents	47

Schedule 7:

Required Purchaser Consents

48

Annexure 8.1(1) and (2): Disclosure Schedule to Share Purchase Agreement

49

Annexure 8.2: Disclosure Schedule to Share Purchase Agreement	50

This Share Purchase Agreement is made on 9 May 2006

between	(1)	South Pacific Lease Operations Limited (Seller)

and	(2)	TAG Oil (NZ) Limited (Purchaser)

and	(3)	TAG Oil Limited (TAG Oil)

Introduction

The Seller has agreed to sell all of the shares in each of Cheal Petroleum Limited, PEP 38757 Limited, and PEP 38758 Limited to the Purchaser, and the Purchaser has agreed to purchase those shares, for the consideration (to be satisfied partly by the issue of shares in TAG Oil), and on and subject to the terms and conditions, set out in this Agreement.

It is agreed

1.	Interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires:

Agreement means this Share Purchase Agreement together with the schedules and annexures;

Assets means, in respect of each Company, all assets owned by such Company as at the Closing Date;

Balance Date means 31 March 2005;

Bill Rate means the average rate (expressed as a percentage per annum) as quoted on Reuters page BKBM (or any successor page displaying substantially the same information) under the heading “FRA” for bank accepted bills having a term of 30 days as fixed at 10.45 am on the first business day of the interest period in respect of which that rate is to be calculated;

Business, in respect of each Company, means the business of holding its Assets and operating as a party to the Joint Venture Agreements and as the holder of the relevant interest in the Permits;

Closing has the meaning set forth in clause 2.4;

Closing Date has the meaning set forth in clause 2.4;

Companies means Cheal Petroleum Limited, PEP 38757 Limited and PEP 38758 Limited; Companies Act means the Companies Act 1993; Conditions means the conditions to Closing set forth in clause 6;

Confidential Information means the know-how, trade secrets, technical processes, information relating to products, finances, contractual arrangements and other information relating to the Companies which by its nature, or by the circumstances of its disclosure to the holder of the information, is or could reasonably be expected to be regarded as confidential;

Confidentiality Agreement means the confidentiality agreement between Calgary Petroleum Limited and the Purchaser entered into by such persons in contemplation of the transactions described herein;

Consent means:

(a)

any authorisation, approval, consent, licence, permit, franchise, permission, order, notification, filing, registration, lodgement, agreement, declaration or exemption from, by or with a Public Authority; and

(b)

in relation to anything which will be prohibited or restricted in whole or part by law if a Public Authority intervenes or acts in any way within a specified period after lodgement, filing, registration, or notification, the expiry of such period without such intervention or action;

Default Rate means the Bill Rate (calculated as at the first date on which the relevant default interest commences to accrue and recalculated at intervals of 30 days after that date) plus a margin of ten percentage points;

Deposit means the meaning set forth in clause 2.2(c);

Disclosure Schedule means schedule 1 hereto;

Distribution has the meaning specified in section 2(1) of the Companies Act;

Environment has the meaning specified in the Resource Management Act 1991;

Environmental Law means any law, and any regulations and documents with the force of regulations, relating to the Environment (including the Resource Management Act 1991 and the Hazardous Substances and New Organisms Act 1996);

Financial Statements means:

(a)	the consolidated audited statement of financial position of Calgary Petroleum Limited as at the Balance Date;

(b)	the consolidated audited statement of financial performance of Calgary Petroleum Limited for the year ending on the Balance Date;

together with all notes and information, and directors’ and auditor’s reports, relating to those statements, all as contained in the Disclosure Schedule;

Goodwill means the goodwill of the Companies including, but not limited to, the benefit of all pending contracts, orders and engagements relating to the Companies and the right to all Intellectual Property Rights;

GST means tax as defined in the Goods and Services Tax Act 1985;

Income Tax Act means the Income Tax Act 2004;

Intellectual Property Rights means all trade marks, trade names, patents, designs, licences, inventions and technical information (whether registered or not) and any copyright material, the right to all lists of customers and suppliers of the Companies and all other intellectual property rights and Confidential Information, used or owned by the Companies;

Interim Period means the period commencing on the date of this Agreement and ending at Closing;

IRD means the Inland Revenue Department;

Joint Venture Agreements has the meaning set forth in section 10.2 of Schedule 1;

NZ GAAP means generally accepted accounting practice as defined in section 3 of the Financial Reporting Act 1993;

Overriding Royalty means the overriding royalty on the interest held by Cheal Petroleum Limited in PEP38738 Deep, referred to in clause 2.2(a);

Permits means the petroleum exploration permits or petroleum mining permits, issued under the Crown Minerals Act 1991, in which Cheal Petroleum Limited holds a participating interest or other interest at the date of this Agreement, being PEP38738 Shallow and PEP38738 Deep (which permits may have expired, and may be renewed or substituted, with the Purchaser’s consent and therefore use of these descriptions includes any new or substitute permits);

Public Authority means:

(a)	any government in any jurisdiction whether national, regional, territorial or local;

(b)	any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government or any state-owned enterprise; and

(c)	any court, tribunal, or similar body of competent jurisdiction;

Purchase Price has the meaning set forth in clause 2.2(a);

Purchase Price Bank Account means the New Zealand dollar bank account with a registered bank in New Zealand specified in a notice to the Purchaser from the Seller as being the "Purchase Price Bank Account" no later than one business day prior to the due date of payment;

Purchaser Warranties means the representations and warranties in Schedule 2; Related Company has the meaning specified in section 2(3) of the Companies Act; Relief includes:

(a)	any relief, loss, allowance, credit, deduction, or set-off taken into account in computing, any tax liability, or any grant conferred on any person, or

(b)	any right to repayment of tax (whether or not including interest) available to that person,

whether in New Zealand or elsewhere.

Seller Warranties means the representations and warranties given by the Seller in Schedule 4, referenced in clauses 4.1 and 8.2;

Shares means:

(i)	1,000 fully paid ordinary shares in the capital of Cheal Petroleum Limited; and

(ii)	1,000 fully paid ordinary shares in the capital of PEP 38757 Limited; and

(iii)	1,000 fully paid ordinary shares in the capital of PEP 38758 Limited;

Tax Act means the Income Tax Act, the Tax Administration Act 1994 and the Goods and Services Tax Act 1985;

Tax Authority means a Public Authority that is responsible for administering or levying Tax, whether in New Zealand or elsewhere, and in particular (but without limitation), the IRD, the Customs Department, the Accident Rehabilitation and Compensation Insurance Corporation in New Zealand and any overseas bodies with similar functions or powers;

Tax Indemnity means the indemnity contained in clause 5;

Tax Saving means a taxation saving in any past, current or future income year and, without limiting the generality of the term,

(a)

includes, where the amount of a loss, liability, cost or expense suffered or incurred is wholly or partly deductible for income tax purposes, the amount of deduction to which the relevant person is entitled multiplied by the relevant taxation rate (and that deduction is to be treated as arising in the same tax year as the relevant loss, liability, cost or expense is suffered or incurred); and

(b)	includes any recovery, credit or benefit obtained by the Purchaser or Company in respect of any taxation liability subject to a taxation claim; and

(c)	includes the amount of any relevant GST input tax credit or other deduction from output tax;

Tax Warranties means the Seller Warranties contained in paragraph 18 of Schedule 4; and

Transactions means the transactions contemplated by the Transaction Documents;

Transaction Documents means this Agreement, and each of the documents, instruments and agreements required to be delivered by the parties in connection herewith and therewith.

1.2	Construction of certain references

In this Agreement, unless the context otherwise requires:

an agreement includes a contract, deed, licence, undertaking and other document or legally enforceable arrangement (in each case, whether or not in writing, present and future) and includes that document as amended, assigned, novated or substituted from time to time;

a business day means a day (other than a Saturday or Sunday) on which registered banks are open for general banking business in Wellington and, where payment is required in foreign currency, banks are open for business in the required place of payment;

costs incurred by a person include all commissions, charges, losses, expenses (including legal fees on a solicitor and own client basis) and taxes incurred by that person;

a disposal of property includes:

(a)	assigning, leasing, lending, subordinating, parting with possession of, granting an option in respect of or otherwise dealing with that property;

(b)	the payment of money or any distribution by way of dividend; and

(c)	an agreement for any of these,

but excludes the creation of a security interests;

financial statements has the meaning specified in section 8(1) of the Financial Reporting Act 1993;

the liquidation of a person includes the dissolution, winding-up and bankruptcy of that person and any analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled, carries on business or has property;

a material adverse effect means a material adverse effect on the consolidated financial condition or operations of the Companies as a whole and references to material adverse change are to be construed accordingly;

a person includes an individual, body corporate, an association of persons (whether corporate or not), a trust, a state, an agency of a state and any other entity (in each case, whether or not having separate legal personality);

property includes the whole and any part of the relevant person’s business, assets, undertaking, revenues and rights (in each case, present and future), and reference to any property includes any legal or equitable interest in it;

a security interest includes:

(a)

a mortgage, pledge, charge, lien, hypothecation, encumbrance, deferred purchase, title retention, finance lease, contractual right of set-off, flawed asset arrangement, sale-and-repurchase and sale-and-leaseback arrangement, order and other arrangement of any kind, the economic effect of which is to secure a creditor; and

(b)	“security interests” as defined in section 17(1)(a) of the Personal Property Securities Act 1999 in respect of which the relevant person is the debtor,

but does not include:

(c)	a lien arising solely by operation of law; or

(d)

a security interest taken in collateral by a seller to the extent that it secures the obligation to pay all or part of the purchase price of that collateral, where that collateral is purchased in the ordinary course of business of the buyer and the purchase price is paid within 60 days of supply; or

(e)	a netting or set-off arrangement entered into in the ordinary course of a person’s banking arrangements for the purpose of netting debit and credit balances;

tax includes:

(a)

all forms of taxation (whether direct or indirect), duties, charges, dues, imposts, levies, rates or other governmental impositions of whatever nature, imposed in New Zealand or elsewhere and, in particular (but without limitation), income tax, withholding tax,, fringe benefit tax, stamp duty, GST, gift duty, customs or excise duties, regional or local taxes, municipal taxes and accident compensation levies; and

(b)	all interest, penalties, additional tax, fines and expenses incidental and relating to, or arising in connection with, any such taxes –

and taxation has the same meaning;

taxation claim includes any notice, demand, assessment, letter or other document issued, or action taken (including an IRD audit), by or on behalf of any Tax Authority, whereby the Purchaser or a Company may be, or be sought to be, placed under any or any increased liability to Tax or may be deprived or sought to be deprived of any Relief which might otherwise have been available;

writing includes a facsimile transmission, an email communication and any means of reproducing words in a tangible and permanently visible form;

a reference to a party, clause, schedule or annexure is a reference to a party to, clause of, schedule to or annexure to, this Agreement;

the word including when introducing an example does not limit the meaning of the words to which the example relates;

an agreement, representation or undertaking given by a party in favour of two or more persons is for the benefit of them jointly and each of them severally;

a reference to any monetary amount is to New Zealand currency, unless otherwise stated; a gender includes each other gender; the singular includes the plural and vice versa;

where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

any legislation includes a modification and re-enactment of, legislation enacted in substitution for, and a regulation, order-in-council and other instrument from time to time issued or made under, that legislation; and

a party to this Agreement or another agreement includes its successors and its permitted assignees and transferees.

Headings and the table of contents are to be ignored in construing this Agreement.

1.3	Seller’s knowledge

A reference in this Agreement to the knowledge, belief or awareness (or similar expression) of the Seller is a reference to the actual knowledge, at the date of execution of this Agreement, of the board of directors and senior management of the Seller and the Companies only, and does not include any facts or circumstances of which any person has constructive knowledge only.

2.	Sale and purchase

2.1	Agreement to sell Shares

On the Closing Date, the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller the Shares free from encumbrances on the terms and conditions contained in this Agreement.

2.2	Purchase Price

(a)	Amount

The aggregate consideration for the purchase of the Shares (the Purchase Price) shall be comprised of the following:

(i) a cash payment of $18,542,857; and

(ii) 5,000,000 fully paid ordinary TAG Oil shares (the TAG Oil Shares).

The Seller acknowledges that the TAG Oil Shares will be subject to a four month hold period under the TSX Venture Exchange requirements.

In addition to the Purchase Price, with effect from Closing, the Purchaser shall grant, or procure the grant, to either the Seller or a specific trust established by, or a subsidiary of, the Seller, a 5% of 8/8 interest gross overriding royalty equal to 0.755% on the 15.1% held by Cheal Petroleum Limited in PEP38738 Deep. Such royalty shall be calculated in the same manner as the Crown AVR, automatically calculated each year and audited by the Crown.

(b)	Purchase Price Allocation

The Purchase Price (excluding the value of the Overriding Royalty) shall be allocated amongst the Assets in the manner set forth in Schedule 3.

(c)	Payment

The Purchase Price shall be paid as follows:

(i) a deposit of $1,000,000 (the Deposit) shall be paid by the Purchaser to the Purchase Price Bank Account on the date of this Agreement;

(ii) a payment of $17,542,857 (the Closing Date Payment) shall be paid by the Purchaser on the Closing Date by:

(a) a payment of $9,542,857 to the Purchase Price Bank Account; and

(b) a payment of $8,000,000 to the Purchase Price Bank Account (the Retained Sum), which shall be held and dealt with solely in the manner outlined in clause 4.12; and

(iii) TAG Oil shall issue the TAG Oil Shares to the Seller with effect from Closing on the Closing Date.

2.3	Closing

Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the Closing) to be held at the offices of Bell Gully in Wellington at 10:00 a.m. on the second business day following the date on which the satisfaction or waiver of all conditions to the obligations of the parties set forth in clause 6 occurs (other than those conditions that, by their nature, are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) or at such other place or time as may be agreed upon by the parties in writing (the day on which the Closing takes place being the Closing Date).

2.4	Closing Deliveries by the Seller

At the Closing, the Seller shall deliver to the Purchaser:

(a)	Seller certificate:

an unqualified certificate executed by the Seller confirming that as at the Closing Date no Seller Warranty is untrue, misleading or has been breached and the Seller has complied with all covenants and conditions to be complied with by the Seller on or prior to the Closing Date;

(b)	Share transfers and certificates:

registrable transfers of the Shares executed by the Seller in favour of the Purchaser, or the Purchaser’s designated nominee, together with the relevant share certificates or a certificate from a director of the relevant Company certifying that no share certificates have been issued, and a copy of a signed valid resolution of each of the Companies’ board of directors, certified by a director, approving the transfer of Shares and directing that the name of the Purchaser (or its nominee) be entered in each of the Companies’ share register;

(c)	Waivers:

any waivers or consents under each Company’s constitution, which are required to enable the Purchaser or its nominee to be registered as the holder of the Shares, each waiver or consent to be in a form reasonably acceptable to the Purchaser;

(d)	Resignations:

if the Seller or the Seller’s appointee or alternate occupies a position as a director of a Company, the written resignations of such Seller, appointee or alternate from their respective offices as director of the relevant Company with written confirmation that they are owed no money by the Company and have no claim against the Company, in a form reasonably acceptable to the Purchaser;

(e)	Releases:

releases of any encumbrances over the Shares and releases of any guarantees or indemnities given by any Company in favour of the Seller or any Related Company of the Seller or any Associated Person or any of them (other than the Companies), in a form reasonably acceptable to the Purchaser;

(f)	Repayment of debt:

evidence acceptable to the Purchaser that all moneys have been repaid or otherwise discharged under clause 3.2;

(g)	Termination of management agreement:

evidence acceptable to the Purchaser that the management agreement between Calgary Petroleum Limited and Cheal Petroleum Limited has been terminated and that there are no outstanding rights or obligations under it;

(h)	Other records:

all documents, items or records as may reasonably be required by the Purchaser (and notified to the Seller) to implement this Agreement or in relation to the Companies or the Permits or other Assets and which are held by or under the control of the Seller (including all seismic data and other confidential information); and

(i)	Transaction Documents:

counterparts of any Transaction Documents required to be executed by a Seller or a Company, in each case, duly executed by all such persons.

2.5	Closing Deliveries of Purchaser

At the Closing, the Purchaser shall deliver to the Seller:

(a)	Closing Payment:

the Closing Date Payment by wire transfer in immediately available funds to the Purchase Price Bank Account once the Seller has complied with clause 2.4;

(b)	TAG Oil Resolution and Share Certificates

a copy of such signed valid resolution or minutes of a meeting of the TAG Oil board or its shareholders authorising the issue of the TAG Oil Shares to the Purchaser and a TAG Oil share certificate certifying that TAG Oil has issued the TAG Oil Shares to the Seller;

(c)	Overriding Royalty:

a document, duly executed by the Purchaser or Cheal Petroleum Limited, evidencing the Overriding Royalty, in a form previously approved by the Seller, such approval not to be unreasonably withheld (and, in the event of any dispute as to formal content, the document shall be as determined by an independent appropriately qualified lawyer, having regard to the principles of the Overriding Royalty);

(d)	Transaction Documents

a counterpart of any document referred to in clause 2.4(i) that is required to be executed by the Purchaser or TAG Oil, duly executed by such person; and

(e)	Purchaser certificate

an unqualified certificate executed by the Purchaser confirming that as at the Closing Date no Purchaser Warranty is untrue, misleading or has been breached and the Seller has complied with all covenants and conditions to be complied with by the Purchaser on or prior to the Closing Date.

2.6	No capitalised interest (lowest price clause)

For the purposes of the financial arrangement rules in the Income Tax Act, the parties agree that:

(a)

the Purchase Price is the lowest price (within the meaning of section EW 32(3) of the Income Tax Act) the parties would have agreed for the sale and purchase of the Shares, on the date this Agreement was entered into, if payment would have been required in full at the time the first right in the Shares was transferred; and

(b)	the Purchase Price is the value of the Shares; and

(c)	they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and will file their tax returns accordingly.

2.7	Default Interest

If any party fails to pay on the due date any sum payable by it under or in accordance with this Agreement (including, without limitation, the whole or any part of the Purchase Price), that party is to pay interest on that sum at the Default Rate for the period from the due date for payment until but excluding the day on which that sum (and all interest on it) is paid in full. Any interest payable under this Agreement is to be calculated on a daily basis and is to be capitalised every 30 days.

2.8	Payments

Any payment made under this Agreement shall be made in cleared immediately available funds before noon on the due date for payment, unless another time for payment is specified in this Agreement.

2.9	Reduction of Purchase Price

Any monetary compensation received by the Purchaser as a result of any breach by the Seller of any Seller Warranty is to be in reduction and refund of the Retained Sum and the Purchase Price.

3.	Additional Agreements

3.1	Conduct prior to Closing

Between the date hereof and the Closing the Seller shall and, where relevant, shall procure that each of the Companies shall:

(a)	Operate the Business:

ensure that each Company operates and conducts the Business in accordance with good business practice and in substantially the same manner as it has operated up to the date of this Agreement, including through compliance with the Crown Minerals Act 1991 and all Permit conditions and requirements;

(b)	Maintain the Goodwill:

use all reasonable efforts to preserve intact the good name and reputation of the Companies, as well as their joint venture and supplier relationships;

(c)	Not acquire or dispose of Asset:

ensure that no Company acquires or disposes of any Assets without first obtaining the Purchaser’s consent;

(d)	No security interests:

not create or permit any security interest to arise over any of the Assets;

(e)	Liabilities:

not incur any financial obligation, whether direct, contingent, deferred or otherwise, or make any payment except in the ordinary course of business;

(f)	Contracts:

not enter into any new contracts or arrangements or materially vary any existing contracts (other than in the ordinary course of business) without first obtaining the Purchaser's written consent;

(g)	Claims:

promptly notify the Purchaser of any lawsuits, claims, proceedings, investigations or adverse events which may occur, be threatened, brought, asserted or commenced against it, or any of its officers or employees involving the Companies or the Assets in any way, and not admit, settle, compromise or otherwise deal with any such matter except with the Purchaser's prior written consent;

(h)	Staff:

not employ any new employees, without first obtaining the Purchaser's written consent;

(i)	Constitution:

not alter the Companies’ constitution without first obtaining the Purchaser's written consent;

(j)	Distributions:

not authorise any dividends or make any Distributions (whether of income or capital) or returns of capital to its shareholders;

(k)	Notify Purchaser:

promptly notify the Purchaser of any events which may be material to the Shares, the Business or to any Company;

(l)	Rights attaching to shares:

ensure that (x) no Shares are transferred, disposed of or encumbered, and (y) no action is taken, or omitted to be taken, by any Company or the Seller or any other person which may adversely affect the rights attaching to the Shares;

(m)	Joint Venture Agreements:

not do anything which might breach any Joint Venture Agreement or other agreement or arrangement relevant to the Permits, and promptly upon receipt thereof, forward to the Purchaser copies of all communications received in connection with the Joint Venture Agreements;

(n)	Transaction Documents:

ensure that the Seller, each Company, and each other party to a Transaction Document (other than the Purchaser) complies in all respects with the provisions of that Transaction Document and consummates all Transactions required to be consummated by such persons on or prior to the Closing Date; and

(o)	Personal Information Form:

within 20 days of the date of this Agreement, complete and forward to the Purchaser a personal information form (and any other required information) from the TSX Venture Exchange (as provided by the Purchaser) to ensure any trading halt of the securities of TAG Oil on the TSX Venture Exchange can be released.

3.2	Repayment of advances

The following shall be repaid at or before Closing:

(a)	all money owed to any Company by Calgary Petroleum Limited, Cheal Petroleum Limited or any related company thereof;

(b)	all money owed by any Company to the Seller or to Calgary Petroleum Limited or any related company thereof; and

(c)	all money owed by any Company to any registered bank, financial institution or other lender.

3.3	Breach of Warranty

The Seller undertakes with the Purchaser that:

(a)

it will disclose immediately in writing to the Purchaser any matter or circumstance which may arise or become known to it after the date of this Agreement and before Closing which constitutes a breach of any of the Seller Warranties or which has or may have a material adverse effect; and

(b)	prior to Closing it will not do, or omit to do, or allow anything to be done, as a result of which any Seller Warranty is or may become untrue, misleading or inaccurate as at Closing.

3.4	Required Approvals

Each party to this Agreement shall:

(a)

use its reasonable efforts to obtain as promptly as practicable all required approvals and to make all filings with and notifications to all Public Authorities that may be or become necessary or desirable for its execution and delivery of, and the performance of its obligations under, this Agreement and the other Transaction Documents;

(b)	cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such required approvals and to make all such filings and give such notifications;

(c)	provide such other information to any Public Authority or other persons as such governmental authority or other persons may reasonably request;

(d)

promptly notify the other parties when any required approval, filing or notice referred to in this clause 3.4 is obtained, taken, made, or given and of any communication it or any of its affiliates receives from any Public Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Public Authority; and

(e)

not agree to participate in any meeting with any Public Authority in respect of any filings, investigations or required approvals unless it consults with the other parties in advance and, to the extent permitted by such Public Authority, gives the other party the opportunity to attend and participate at such meeting.

3.5	Further Assurances

Each party to this Agreement shall:

(a)

use all reasonable efforts and proceed diligently and in good faith to satisfy each condition to the obligations of the parties hereto contained in clause 6 and not take or fail to take any action that could reasonably be expected to result in the non-fulfilment of any such condition;

(b)

sign, execute and deliver all deeds, schedules, acts, documents and things as may reasonably be required by any other party to carry out and give effect to the terms and intentions of the Transaction Documents, whether before or after Closing; and

(c)

use all reasonable efforts and proceed diligently and in good faith to take, or cause to be taken, all other appropriate actions, do or cause to be done all other things necessary, proper or advisable under applicable law, and do and perform such other acts, as may be required to carry out the provisions of the Transaction Documents and to consummate and make effective the Transactions.

3.6	Adjustment to Purchase Price

(a)

In the event that Cheal Petroleum Limited receives any request or demand for payment pursuant to the provisions of the Joint Venture Agreements (such request or demand being a Cash Call) in the Interim Period (other than those Cash Calls already received prior to the date hereof, and which are identified in section 8.1(2) of the Disclosure Schedule), the Seller shall forward such Cash Call to the Purchaser promptly upon receipt, together with a statement of the date on which such Cash Call is required to be paid pursuant to the applicable Joint Venture Agreement (the Due Date). Upon receipt of notification of a Cash Call, the Purchaser shall pay to the Seller the amount of the Cash Call prior to the Due Date, (in which case the Seller shall forward such amount in payment of the Cash Call), (a Cash Call Payment).

(b)

Any Cash Call Payment made by the Purchaser in the Interim Period shall not reduce the Purchase Price hereunder. If this Agreement is terminated pursuant to clause 7.1 (other than pursuant to clause 7.1(a)), the amount of all Cash Call Payments shall be repaid or reimbursed to the Purchaser, within 6 months of the date of termination.

(c)

The Purchaser shall not be entitled to terminate this Agreement, delay Closing or refuse to proceed to Closing or make any claim or exercise any other right or remedy (including without limitation, under clauses 4 or 5 of this Agreement) under, in connection with, or with respect to this Agreement by reason of, or to the extent arising out of or in connection with any failure by the Seller to pay any Cash Call, which Cash Call has been notified to the Purchaser pursuant to clause 3.6(a) .

4.	Representations, Warranties and Indemnities

4.1	Seller representations

(a)

The Seller represents and warrants to the Purchaser in the terms of the warranties set out in Schedule 4, in the knowledge that the Purchaser is entitled to rely on the truth of the statements contained in the Seller Warranties.

(b)	The Seller Warranties are continuing representations and warranties and do not merge on Closing but remain in full force and effect notwithstanding Closing.

4.2	Seller Warranties qualified

Each of the Seller Warranties is given subject to:

(a)	Agreement

(i)

any thing done, or omitted to be done, either under any express provision of this Agreement or after the date of this Agreement at the request in writing, or with the prior written approval, of the Purchaser; or

	(ii)	any exceptions expressly provided for under the terms of this Agreement;

(b)	Disclosure

any matter to the extent that it is disclosed in the Disclosure Schedule or otherwise disclosed to the Purchaser prior to Closing;

(c)	Knowledge

any fact, matter or circumstance within the actual knowledge of the Purchaser or which ought to have been known by the Purchaser having regard to its knowledge of the industry in which the Business is conducted and having regard to its opportunities to make enquiries of the Seller;

(d)	Public register

any matter recorded in a public register held by any of the following bodies (and which would have been disclosed in a search of the public records of such body) in relation to a Company, namely:

	(i)	the Registrar of Companies;

	(ii)	Land Information New Zealand;

	(iii)	the Intellectual Property Office of New Zealand;

	(iv)	Domainz; and

	(v)	the Personal Property Securities Register.

4.3	Exclusions from Warranty claims

(a)	The Seller will not be liable in respect of any claim under the Seller Warranties:

(i)

if such a claim would not have arisen but for a change or changes in legislation made after the date of this Agreement (whether relating to taxation or otherwise) and whether or not such change or changes purport to be effective retrospectively in whole or in part;

	(ii)	to the extent such claim arises out of a failure to pay a Cash Call which Cash Call has been notified to the Purchaser pursuant to clause 3.6(a);

(iii)

to the extent that such claim arises as a result of any changes made after the date of this Agreement in the accounting bases upon which the Purchaser values its assets or in the manner in which the Purchaser carries on the Business; or

	(iv)	to the extent that such claim arises as a result of an act or omission of the Purchaser or a Company after Closing.

(b)	No Seller Warranty claim may be made in respect of taxation or taxation claims other than under the Tax Indemnity.

4.4	Seller's Indemnities

The Seller hereby indemnifies and keeps indemnified and holds harmless the Purchaser and each Company (and their respective officers, directors, employees and agents (collectively, the Seller Indemnified Parties)) against any loss, damage, cost or expense (including legal or other costs associated with the enforcement of this Agreement) suffered or incurred by the Seller Indemnified Parties resulting from, relating to, or arising out of or in connection with:

(a)	the breach by the Seller of any Seller Warranty, covenant, or agreement contained in any Transaction Document; and

(b)

any claim by another party to the Joint Venture Agreements or Gas Supply Agreement referred to in Schedule 1 in respect of any breach by Cheal Petroleum Limited on or prior to Closing of any confidentiality provision of those agreements.

4.5	Limits on Claims

(a)	Period for Seller Warranty claims

The Purchaser may not make any claim under a Seller Warranty (other than a Tax Warranty) unless the Purchaser gives the Seller notice of the claim in accordance with this clause prior to the end of the period of six months following the date of this Agreement and, in any case, all Seller Warranty claims made by the Purchaser under this Agreement are to be in writing and delivered to the Seller within 30 Business Days of the Purchaser or any Company becoming aware of the circumstances giving rise to the claim and any notice under this sub-clause is to specify in reasonable detail the matter which gives rise to the breach, the nature of the breach and the amount claimed.

(b)	Seller Warranty Claim thresholds

No claim for breach of a Seller Warranty may be made by the Purchaser unless:

(i)	the resultant loss is in excess of $50,000 or, being less than $50,000, is one of a series of connected claims aggregating more than $50,000; and

(ii)	the total of all Seller Warranty claims which have been made exceeds $100,000, in which event all Seller Warranty claims in excess of $100,000 may be made.

(c)	Maximum liability

The maximum aggregate amount for which the Seller can be liable to the Purchaser under or in relation to this Agreement on any account however arising is 50 per cent of the Purchase Price.

(d)	Allowances

The liability of the Seller under any claim under clause 4.4 will be assessed after taking into account the amount by which any taxation for which the Purchaser or any Company is or may be liable to be assessed or accountable is reduced or extinguished as a result of any such liability.

(e)	No double claims

The Purchaser and each Company will only be entitled to make a claim against the Seller under clause 4.4 once in respect of the same or any inter-related factual circumstances where those circumstances, when reasonably considered, should form the basis of a single claim against the Seller, with the intent that the same loss should not be recovered more than once.

4.6	Recovery from Third Party

If the Seller makes any payment by way of damages for breach of a Seller Warranty or otherwise or pursuant to any other term or obligation under this Agreement (the Damages Payment) and the Purchaser receives any financial benefit otherwise than from the Seller which would not have been received but for the circumstance giving rise to the claim in respect of which the Damages Payment was made, the Purchaser will, once it has received such benefit, immediately pay to the Seller an amount equal to the lesser of:

(a)	the amount of such benefit after deduction of reasonable expenses incurred in connection with obtaining the financial benefit and any taxes that are payable in respect of it; and

(b)	the Damages Payment.

4.7	Claims Procedures

If any event occurs or any claim arises against the Purchaser or a Company in respect of which the Purchaser may seek to make a claim against the Seller under a Seller Warranty (other than a Tax Warranty) the following provisions will apply:

(a)

the Purchaser will within the relevant period specified in clause 4.5(a) give notice to the Seller and will ensure that the Purchaser does not make any payment or admission of any liability in respect of that event or claim, or take any other steps which may in any way prejudice its defence, without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed;

(b)	the Seller may, if it accepts it is liable to the Purchaser, at its option, in the name of the Seller, but in full consultation at all times with the Purchaser so that the reputation of the Purchaser is not unfairly harmed, prosecute or defend at the Seller’s cost any proceedings relating to any such liability or claim and the Purchaser will make available to the Seller all such information, books and records and employees as the Seller may reasonably require for the purpose of such proceedings;

(c)	subject to sub-clause (b) above, the Seller may deal with the claim or proceeding and its defence as it sees fit; and

(d)	the Purchaser and each Company shall take all reasonable steps to mitigate its loss in respect of the matter the subject of the Seller Warranty claim.

4.8	Purchaser’s Reliance on own Judgment

The parties acknowledge that:

(a)

in entering into this Agreement and in proceeding to Closing, the Purchaser does not rely on any representation, warranty, condition, information data, or other conduct which may have been made or provided by the Seller or any person purporting to act on behalf of the Seller, except the Seller Warranties; and

(b)

subject to any law to the contrary and except as provided in the Seller Warranties and this Agreement, all terms, conditions, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded and the Seller disclaims all liability in relation to these to the maximum extent permitted by law.

4.9	Purchaser and TAG Oil Warranties

(a)

The Purchaser represents and warrants to the Seller in terms of sections 1 and 2 of the Purchaser Warranties in the knowledge that the Seller is entitled to rely on the truth of the statements contained in the Purchaser Warranties.

(b)

TAG Oil represents and warrants to the Seller in terms of section 3 of the Purchaser Warranties in the knowledge that the Seller is entitled to rely on the truth of the statements contained in the Purchaser Warranties.

(c)	The Purchaser Warranties are continuing representations and warranties and do not merge on Closing but remain in full force and effect notwithstanding Closing.

4.10	Purchaser’s Indemnity

The Purchaser hereby indemnifies and keeps indemnified and holds harmless the Seller (and its officers, directors, employees and agents (collectively, the Purchaser Indemnified Parties) against any loss, damage, cost or expense (including legal or other costs associated with the enforcement of this Agreement) suffered or incurred by the Purchaser Indemnified Parties resulting from, relating to, or arising out of or in connection with the breach by the Purchaser or TAG Oil of any Purchaser Warranty, covenant or agreement contained in any Transaction Document .

4.11	Exclusive Remedies

The Seller and the Purchaser acknowledge and agree that:

(a)

following the Closing, the indemnification provisions of clause 4 and clause 5 shall be the sole and exclusive remedies of the Seller and the Purchaser, respectively, against each other for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements that, by their terms, were to have been performed or complied with by such party prior to the Closing;

(b)	no party hereto shall have any liability under any provision of this Agreement or otherwise for any punitive, consequential or indirect damages or for loss of profit.

4.12	Monies on Deposit

From the Closing through to the end of the period of six months following the date of this Agreement the Seller agrees to keep the Retained Sum (less any amounts actually paid to the Purchaser under clause 4.4) on deposit in a special purpose interest bearing account with a registered bank in New Zealand solely for the purposes of satisfying amounts it is required to pay to the Purchaser under clause 4.4.

5.	Taxation

5.1	Tax Indemnity

The Seller indemnifies the Purchaser and undertakes to keep the Purchaser at all times fully and effectively indemnified from and against any taxation suffered by a Company, which:

(a)	Arising before Closing Date:

wholly or partly (in which case the liability of the Seller is limited to that part) relates to any period ending on or before the Closing Date; or

(b)	Event before Closing Date:

is wholly or partly (in which case the liability of the Seller is limited to that part) attributable to any event occurring on or before the Closing Date and which arises as a result of:

(i)	the disposal of items treated as capital assets in the Financial Statements, or

(ii)	which does not arise in the ordinary course of business, or

(c)	Breach of Tax Warranty: would not have occurred but for a breach of a Tax Warranty,

except to the extent:

(d)	Financial Statements:

reserve or provision (including by way of deferred taxation) is made for that liability in the Financial Statements; or

(e)	Disclosure

that liability has been disclosed to the Purchaser in the Disclosure Schedule or otherwise prior to Closing; or

(f)	After Balance Date

the liability for taxation has been incurred after Balance Date in the ordinary course of business; or

(g)	Relief:

there is Relief available to any Company or in relation to a period ended on or before Closing Date is able to relieve or mitigate that taxation liability (including where taxation in one Company is or will be offset by a reduced liability for taxation in another Company); or

(h)	Change in law after the date of this Agreement:

the liability arises as a result of any change in law, including any increase in rates of taxation, announced after the date of this Agreement;

(i)	Change in accounting principles or taxation treatment:

the liability arises or is increased as a result of any voluntary change in accounting principles or in the treatment of any item for taxation purposes made by a Company after Closing;

(j)	Amended return:

the liability arises because any Company, without the written consent of the Seller, amends or requests an amendment to any return filed prior to Closing by the Company with the relevant Tax Authority.

The undertakings contained in this clause 5.1 are (for the purposes of the Contracts (Privity) Act 1982) intended to create a benefit in favour of and be enforceable by the Purchaser and each Company.

5.2	Payment for loss of relief

For the purposes of calculating the Seller’s liability under the Tax Indemnity, to the extent that a taxation claim will cause the Purchaser or a Company to suffer a loss of relief, the quantum of the loss suffered by the Purchaser or the relevant Company as a result of the taxation claim will be deemed to be (at the election of the Purchaser):

(a)	Amount of liability for tax

an amount equal to the liability for taxation arising as a result of the loss of relief, which amount will be payable when such liability for taxation becomes payable by the Purchaser or the relevant Company (as the case may be); or

(b)	Net present value

an amount equal to the net present value of the liability for taxation arising from the loss of relief, calculated on the basis of the following assumptions:

(i)	the relevant rate of taxation will be that applying at the date of the loss of relief, unless a new rate of taxation has been enacted or announced, in which case that new rate will apply;

(ii)	the discount rate will be five per cent. per annum; and

(iii)	each liability for taxation will be deemed to have arisen on the last day of each relevant period in which the liability for taxation is predicted by the Purchaser to arise,

provided that if any Company suffers a loss of Relief in circumstances where the Seller would be liable under clause 5.1, the Seller is not liable to pay anything to the Purchaser until the loss of Relief becomes an actual liability for the Company to pay taxation at which time the Seller must pay the amount the Company has to pay and (for the avoidance of doubt) any calculation as to the quantum of the loss under this sub-clause will also be calculated at that time.

5.3	Seller’s obligation to pay

Any payment the Seller is required to make in relation to any claim under the Tax Indemnity:

(a)	Pay three days before tax due

if it relates to a taxation liability on which no use of money interest is accruing, is to be made at least three business days before the last date on which payment may be made by the Purchaser or the relevant Company of the relevant liability to the relevant taxation authority without incurring any liability to pay any late payment penalty;

(b)	Otherwise on demand

otherwise is to be paid to the Purchaser on demand being made by the Purchaser; and

(c)	Refund of Purchase Price

is to be made to the Purchaser in reduction and refund of the Purchase Price.

5.4	Dispute of taxation claim

If the Purchaser or a Company receives a taxation claim which may give rise to a claim under the Tax Indemnity against the Seller, the Purchaser will give notice of that taxation claim to the Seller within five business days after receiving notice of the taxation claim. If so requested by the Seller in writing and subject to receipt by the Purchaser from the Seller of the full amount due under clause 5.3 the Purchaser will ensure that:

(a)	No prejudice of defence

no payment (except to the extent required by law) or admission of liability in respect of the taxation claim is made or other steps are taken which may in any way prejudice any challenge to it or defence to that claim without the prior written consent of the Seller which consent is not to be unreasonably withheld or delayed;

(b)	Purchaser will defend

Subject to clause 5.5, the Purchaser will:

(i)	challenge the taxation claim or issue a notice of response or notice of proposed adjustment, as is appropriate;

(ii)

refer the matter to a lawyer or accountant (Counsel) nominated by the Seller and approved by the Purchaser and experienced in tax matters for an opinion on the likelihood of a challenge being successful;

(iii)	request a case to be stated to a court, or prepare and file a challenge to the assessment in court, if the opinion of Counsel is that there is a reasonable prospect of the challenge being successful;

(iv)

if the challenge or an appeal is decided against it, after notifying the Seller of the decision immediately after receipt by it of the written decision, subject to a recommendation by the Counsel, appeal the decision to any relevant appellate body (as the case may be);

(v)	instruct Counsel to act and advise in the conduct of all such court proceedings and any related correspondence and negotiations; and

(c)	Repayment of tax refund

if the challenge or appeal (in respect of which the Purchaser has previously received a payment under clause 5.3) is ultimately successful in whole or in part and the Purchaser or a Company receives any tax credit or refund the Purchaser or relevant Company will promptly pay to the Seller (to the extent that it does not exceed that amount previously paid by the Seller) an amount equal to the amount of that tax, credit or refund together with any interest (net of tax) which the Purchaser or relevant Company has received from any revenue authority on such tax credit or refund.

5.5	Consultation

The Purchaser will, at all times prior to taking any action, act in consultation with the Seller and its professional advisers in relation to the conduct and progress of all such objections, challenges or court proceedings and any related correspondence and negotiations, keep the Seller and its professional advisers fully informed on this progress and provide the Seller and its professional advisers with copies of all relevant documents, including drafts. The Purchaser, following such consultation, is to take into account all reasonable concerns and issues raised by the Seller in all action that is taken by the Purchaser following consultation.

5.6	Expenses

To the extent that costs and expenses are properly incurred, pursuant to clauses 5.4 and 5.5, by the Purchaser or any Company in connection with any consultation, objection, challenge or appeal on a taxation claim, such costs and expenses, will be paid by the Seller. The Seller undertakes to the Purchaser that the Seller will pay to the Purchaser such costs and expenses on receipt of copies of the relevant invoices or other evidence of incurrence of the costs and expenses by the Purchaser or the Company.

5.7	Period for Tax Indemnity claims

The Purchaser may not make any claim under the Tax Indemnity unless the Purchaser gives the Seller notice of the claim prior to the end of the period of three months following the Closing Date.

6.	Conditions to Closing

6.1	Conditions to Obligations of the Parties

The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the fulfilment or waiver, at or before the Closing, of each of the following conditions:

(a)	Mutual Consents

all Consents, if any, identified in Schedule 5 necessary to permit the parties to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made, given or granted and shall be in full force and effect; and

(b)	No Orders

since the date of this Agreement, no Public Authority shall have enacted, issued, promulgated, enforced or entered, and there shall not be pending, any law or order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining, enjoining or prohibiting the consummation of such transactions.

6.2	Conditions to Obligations of the Seller

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfilment or waiver, at or before the Closing, of each of the following conditions:

(a)	Covenants

the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorised officer thereof;

(b)	Purchaser Warranties

the Purchaser Warranties shall be true and correct as of the Closing Date and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorised officer thereof;

(c)	Required Seller Consents

receipt by the Seller of the consents and approvals (if any) set forth on Schedule 6 which shall remain in full force and effect.

6.3	Conditions to Obligations of the Purchaser

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfilment or waiver, at or before the Closing, of each of the following conditions:

(a)	Covenants

the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing Date shall have been complied with in all material respects and the Purchaser shall have received a certificate from the Seller to such effect signed by a duly authorised officer thereof;

(b)	Seller Warranties

the Seller Warranties shall be true and correct as of the Closing Date other than those that are made as of another date, in which case they shall be true and correct as of that date and the Purchaser shall have received a certificate from the Seller to such effect signed by a duly authorised officer thereof;

(c)	Required Purchaser Consents

receipt by the Purchaser of the confirmations, consents and approvals set forth on Schedule 7 which shall remain in full force and effect;

(d)	Completion of Financing

receipt by the Purchaser of sufficient proceeds from a financing approved by the TSX Venture Exchange, on or before 10 July 2006.

6.4	Fulfilment of Conditions

The Seller and the Purchaser must promptly notify each other in writing if any Condition is satisfied or cannot be satisfied.

7.	Termination and effect of termination

7.1	Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)

at the election of the Seller, by notice to the Purchaser, in the event of a material breach of this Agreement by the Purchaser which if uncured would cause one or more of the conditions to Closing set forth in clause 6 hereof not to be satisfied and which remains uncured 10 days after notice thereof is given to the Purchaser;

(b)

at the election of the Purchaser, by notice to the Seller, in the event of a material breach of this Agreement by the Seller which if uncured would cause one or more of the conditions to Closing set forth in clause 6 hereof not to be satisfied and which remains uncured 10 days after notice thereof is given to the Seller;

(c)	at the election of the Seller on or after 10 July 2006 unless the Purchaser has notified it, no later than 10 July 2006, that the condition described in clause 6.3(d) has been satisfied;

(d)

at the election of either the Purchaser or the Seller if the Closing shall not have occurred by 31 July 2006; provided that the right to terminate this Agreement under this clause 7.1(d) shall not be available to (i) any party whose failure to fulfil any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date (ii) the Purchaser if the Closing shall not have occurred because the condition described in clause 6.3(d) has not been satisfied; and

(e)	by mutual written consent of the Seller and the Purchaser.

If this Agreement so terminates, it shall become null and void and have no further force or effect, and there shall be no liability or obligation on the part of any party hereto except (i) as set forth in clause 8, and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement. This Agreement may not be terminated or rescinded after

Closing except by mutual written consent of the Seller and the Purchaser and may not be terminated or cancelled prior to the Closing other than in pursuant to this clause 7.1.

7.2	Treatment of Deposit

(a)	The Deposit shall be held on interest bearing deposit by the Seller in a New Zealand bank account until the earlier to occur of:

(i)	Closing, in which case the Deposit shall be released to the Seller;

(ii)	termination of this Agreement by the Seller pursuant to clause 7.1(a) or 7.1(c), in which case the Deposit shall be released to the Seller; and

(iii)

termination of this Agreement by the Purchaser pursuant to clause 7.1(b), by any party under clause 7.1(d) (unless the Closing has not occurred due to the failure to satisfy the condition described in clause 6.3(d)), or by the parties pursuant to clause 7.1(e), in which case the Deposit shall be repaid to the Purchaser.

(b)

Interest and other amounts earned on the Deposit shall, if the Deposit is released to the Seller pursuant to clause 7.2(a)(i) or (ii), be for the account of the Seller and, if the Deposit is repaid pursuant to clause 7.2(a)(iii), be for the account of the Purchaser.

(c)	Treatment of:

(i)	the Deposit in accordance with clause 7.2; and

(ii)	any Cash Call amounts pursuant to clause 3.6,

are liquidated damages, each being genuine pre-estimate of the loss likely to be suffered by the party to which the liquidated damages are due.

8.	General Provisions

8.1	Time of essence

Time is of the essence in the performance by the parties of their obligations under this Agreement.

8.2	Exercise of rights and waivers

(a)

No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party in respect of any breach of any other party’s obligations under this Agreement is to:

(i)	operate as a waiver of or prevent the subsequent enforcement of that obligation; or

(ii)	be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.

(b)	A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy it is entitled to exercise hereunder.

(c)	A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy.

(d)	No waiver by any party of its rights under this Agreement will be effective unless it is in writing and signed by that party.

8.3	Severability

If one or more of the provisions of this Agreement is, or becomes, unenforceable, invalid or illegal for any reason, the relevant provision will be deemed to be modified to the extent necessary to remedy such unenforceability, invalidity or illegality, or if this is not possible then that provision will be severed from this Agreement, without affecting the enforceability, validity or legality of any other provision of this Agreement.

8.4	Non merger

The obligations, warranties, undertakings and indemnities undertaken or given pursuant to this Agreement, to the extent not already performed at Closing, are not to merge on Closing, or on the execution or delivery of any document pursuant to this Agreement, but are to remain enforceable to the fullest extent and notwithstanding any rule of law to the contrary.

8.5	Confidentiality and announcements

(a)	Negotiations:

Each party must keep the existence of this Agreement, its terms and any confidential information about any other party to this Agreement that was obtained during the course of negotiations relating to this Agreement confidential and no party is to make any disclosure or announcement relating to this Agreement or its terms without the prior written consent of the other parties;

(b)	Exceptions:

The obligations contained in clause 8.5(a) do not apply:

(i)	Requirements of law or stock exchange:

to the extent required by law or by the listing requirements of any relevant stock exchange; or

(ii)	Public domain:

to the extent that such information is already in the public domain; or

(iii)	Professional advice:

to the extent reasonably required to obtain professional advice.

The parties shall consult with each other and use reasonable endeavours to agree on the form and timing of any public announcements or disclosure referred to in this clause.

(c)	Company’s information after Closing:

The Seller will not at any time after the Closing Date use or disclose, for its own benefit or that of any other person, any confidential information it possesses concerning the Company, the Assets, the Permits, the Joint Venture Agreements or any person having dealings with the Company except, in each case, to the extent required by law or for the purposes of receiving professional advice in the context of threatened or actual legal proceedings or claims or in accordance with good record- keeping practice.

8.6	Entire agreement

This Agreement, the other Transaction Documents and the agreements and instruments referred to herein and therein:

(a)	Entire understanding:

constitute the entire understanding and agreement of the parties relating to the transactions contemplated hereby and thereby and it is agreed that there are no representations, warranties, covenants or undertakings by any party except as expressly provided herein and therein; and

(b)	Supersede prior agreements:

supersede and extinguish all prior agreements and understandings between the parties relating to the acquisition of the Shares including, without limitation, the Confidentiality Agreement.

8.7	Successors

This Agreement is to be binding on and enure for the benefit of the parties and their respective successors.

8.8	No assignment

A party may not assign or transfer all or part of its respective rights or obligations under this Agreement without the prior written consent of the other parties.

8.9	Notices

(a)	Form of notice:

each notice or other communication under this Agreement is to be in writing, is to be made by facsimile, personal delivery or by post to the addressee at the facsimile number or address, and is to be marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other parties. The initial facsimile number, address and relevant person or office holder of each party is set out under its name at the end of this Agreement;

(b)	Notice effective:

no notice or other communication is to be effective until received. A notice or other communication is, however, deemed to be received by the addressee:

(i)	Facsimile:

in the case of a facsimile, on the business day on which it is sent or, if sent after 5 pm (in the place of receipt) on a business day or, if sent on a non-business day, on the next business day after the date of sending;

(ii)	Personal delivery:

in the case of personal delivery, when delivered; and

(iii)	Post:

in the case of a letter, on the third business day after posting by fastpost or by airmail.

8.10	Amendments

No amendment to this Agreement is to be effective unless it is in writing and signed by all the parties.

8.11	Counterparts

(a)	Number of counterparts:

this Agreement may be executed in any number of counterparts each of which is to be deemed an original, but all of which together are to constitute a single instrument. A party may enter into this Agreement by executing any counterpart; and

(b)	Facsimile exchange:

this Agreement may be executed on the basis of an exchange of facsimile copies and execution of this Agreement by such means is to be a valid and sufficient execution.

8.12	Expenses

Whether or not any of the transactions contemplated by this Agreement are completed, unless otherwise specified in this Agreement, each of the parties is to bear its own costs and other expenses including expenses of counsel, financial advisors and accountants of and incidental to the preparation, execution and Closing of this Agreement.

8.13	Specific Performance

Each of the parties hereto acknowledges and agrees that the parties hereto would be damaged irreparably in the event that the Closing is not consummated in accordance with the terms and conditions of this Agreement. Accordingly, each party hereto agrees that each other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled pursuant hereto.

8.14	Contracts (Privity) Act 1982

The parties acknowledge and agree in terms of the Contracts (Privity) Act 1982 that clause 4 is intended to be for the benefit of each Seller Indemnified Party and each Purchaser Indemnified Party and to be enforceable by such persons as well as by the parties hereto.

8.15	Governing law

This Agreement shall be governed by and construed by the laws of New Zealand.

Execution

Executed as an agreement.

South Pacific Lease Operations
Limited by

Director	Director

Print Name	Print Name

Address:	P O Box 305-017
Triton Plaza
North Shore City
New Zealand

Facsimile No.:	64-9-415-8353

Email Address:	pault@spenergy.co.nz

Contact person/position:	Paul Twynham, CEO

TAG Oil (NZ) Limited by

Director	Director

Drew Cadenhead	Garth Johnson

Address:117 Powderham Street, PO Box 183, New Plymouth, NZ

Facsimile No.: 64-6-769-6075

Email Address: drew.cadenhead@tagoil.com

Contact person/position: Drew Cadenhead, CEO & Director

TAG Oil Limited by

Director	Director

Drew Cadenhead	Garth Johnson

Address: 534 17th Avenue SW, Suite 400, Calgary, Alberta, Canada T2S 0B1

Facsimile No.: 604-682-1174

Email Address: drew.cadenhead@tagoil.com

Contact person/position: Drew Cadenhead, CEO & Director

Schedule 1: Disclosure Schedule

Certain matters set forth herein are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth herein by the terms of the Agreement. Disclosure of such matters shall not be taken as an admission by the Seller or the Companies that such disclosure is required to be made under the terms of the Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations, warranties and covenants contained in the Agreement.

The sections below correspond to the numbering in Schedule 4 (Seller’s Warranties). The disclosure of any matter in any section of this Disclosure Schedule shall be deemed to be disclosed for all purposes of the Agreement.

Section 2.4

The gas supply agreement between Rata Energy Limited, Cheal Petroleum Limited, International Resource Management Corporation, Cardiff Holdings No.1 Limited, Cardiff Holdings No.2 Limited, Austral Pacific Energy (NZ) Limited, and Genesis Power Limited dated 2 July 2004 (the Gas Supply Agreement) contains restrictions on changes of control in Cheal Petroleum Limited without consent of the other parties. No such consent has been sought or obtained from the other parties to the Gas Supply Agreement.

Section 3.1

The Seller holds the following ordinary shares in each of the Companies:

Cheal Petroleum Limited: 1,000

PEP38757 Limited: 1,000

PEP38758 Limited: 1,000

Section 8.1

(1) Since the Balance Date, Cheal Petroleum Limited has paid the amounts set forth in Annexure 8.1(1) to the Disclosure Schedule in connection with cash calls made under the Joint Venture Agreements described in section 10.2:

(2) Since the Balance Date, Cheal Petroleum Limited has received the cash calls set forth in Annexure 8.1(2) to the Disclosure Schedule made under the Joint Venture Agreements described in section 10.2, which have not been paid:

(3) Since the Balance Date the Companies have made Distributions and repayment of advances to the Seller.

(4) Cheal Petroleum Limited currently pays a management fee to Calgary Petroleum Limited of $20,000 per month. This arrangement will be terminated at Closing.

Section 8.2

(1) With currently available working capital it is possible that Cheal Petroleum Limited will not be able to meet anticipated cash calls under the Joint Venture Agreements without a sale of one of its assets or issuing additional debt or equity. The anticipated cash calls, as at the date of this Agreement, are set forth on Annexure 8.2 to the Disclosure Schedule.

Section 9.1

(1) The Joint Venture Agreements contain default and other provisions entitling other parties to exercise rights with respect to a party’s interest in the relevant joint venture.

Section 10.1

(1) See section 2.4 and section 13.2.

(2) The Joint Venture Agreements and the Gas Supply Agreement contain provisions which prevent disclosure of confidential information to persons without the consent of all counterparties to those contracts. Consent has not been received from all counterparties to these contracts for the disclosure of information to prospective purchasers of the Shares and Assets.

(3) The Gas Supply Agreement contains a provision whereby any direct or indirect change of control of a supplier, without the prior written consent of each other counterparty (such approval not to be unreasonably withheld), may give rise to a right of termination for the purchaser. This consent has not been sought or obtained by Cheal Petroleum Limited.

Section 10.2

(1) The Companies have been funded from time to time by advances from South Pacific Energy Limited, Calgary Petroleum Limited (the parent company of the Seller) and by the Seller. These advances total approximately $3,900,000 on the date of this Agreement and will be repaid or released at or prior to Closing.

(2) The following agreements contain provisions of the type described in section 10.2 of Schedule 4 (Seller’s Warranties) (collectively, the Joint Venture Agreements):

  the joint venture agreement dated 16 December 2002, initially between PEP 38716 Limited and Cheal Petroleum Limited, as amended on 2 July 2004, and including the coordination agreement in respect of PEP 38738 between Rata Energy Limited, Cheal Petroleum Limited, International Resource Management Corporation, Cardiff Holdings No. 1 Limited, Cardiff Holdings No. 2 Limited and Austral Pacific Energy (NZ) Limited dated 2 July 2004 (the Coordination Agreement) (together, the Shallow JVA)

  the joint venture agreement between Rata Energy Limited, Cheal Petroleum Limited, International Resource Management Corporation, Cardiff Holdings No. 1 Limited, Cardiff Holdings No. 2 Limited and Austral Pacific Energy (NZ) Limited dated 2 July 2004, and the Coordination Agreement (together, the Deep JVA).

(3) See section 2.4, above.

(4) The constitutions of the Companies each contain indemnification and insurance provisions in favour of directors and employees of the relevant Company to the same extent permitted by the Companies Act. The Company has entered into deeds of indemnity with its current directors.

(5) The Gas Supply Agreement.

Section 12.2

(1) PEP 38738 has expired. Pursuant to the Crown Minerals regulations the permit rights of the Joint Venture participants remain in place over PEP 38738 while the MED deliberates on the extension of the duration of the permit area not including the Cheal and Cardiff discoveries and the details for granting of a petroleum mining permit over the Cheal and Cardiff discoveries. No mining permit has yet been issued.

Section 13.2

(1) From time to time, Cheal Petroleum Limited has disputed actions taken by other parties to the Joint Venture Agreements including disputing whether a “sole risk notice” delivered by the operator under a Joint Venture Agreement had been validly given.

(2) In connection with its proposed sale of the Companies, the Seller has disclosed “Information” (as defined in the Joint Venture Agreements) without receiving the consent to such disclosure from all parties to such Joint Venture Agreements.

Section 16.1

(1) Cheal Petroleum Limited is party to the Joint Venture Agreements.

(2) PEP38757 Limited is party to a Deed of Assignment between PEP38757 Limited (as assignor) and TAG Oil (NZ) Limited (as assignee) dated 9 November 2004 (the 757 ORR). The 757 ORR relates to the transfer of 100% of Calgary Petroleum Limited’s interests in petroleum exploration permit PEP 38757 to TAG Oil (NZ) Limited, under which PEP38757 Limited was granted a 5% overriding royalty.

(3) PEP38758 Limited is party to a Deed of Assignment between PEP38758 Limited (as assignor) and TAG Oil (NZ) Limited (as assignee) dated 9 November 2004 (the 758 ORR). The 758 ORR relates to the transfer of 100% of Calgary Petroleum Limited’s interests in petroleum exploration permit PEP 38757 to TAG Oil (NZ) Limited, under which PEP38758 Limited was granted a 5% overriding royalty.

Section 18

(1) The taxation returns for financial year ended 31 March 2005 were not filed by the due date at 31 March 2006. Late filing fees will be levied.

(2) No representation or warranty is made with respect to taxation matters of the joint ventures or other parties to the Joint Venture Agreements.

Schedule 2: Purchaser Warranties

1.	The Purchaser

1.1	Due incorporation

The Purchaser is duly incorporated and validly exists under the law of its place of incorporation.

1.2	Solvency

The Purchaser is solvent and no receiver or receiver and manager has been appointed over any part of its Assets and no such appointment has been threatened.

1.3	No liquidation

The Purchaser is not in liquidation or statutory management and no proceedings have been brought or threatened and no resolution has been passed or other step taken for the purposes of appointing a liquidator of the Purchaser or to declare the Purchaser at risk pursuant to the Corporations (Investigation & Management) Act 1989 or placing it under statutory management pursuant to that Act.

2.	Due authorisation

2.1	Corporate authorisation

The execution and delivery of the Transaction Documents has been properly authorised by all necessary corporate action of the Purchaser.

2.2	Corporate power

The Purchaser has full corporate power and lawful authority to execute and deliver the Transaction Documents and to consummate and perform or cause to be performed its obligations under the Transaction Documents.

2.3	Legal and binding document

Each Transaction Document constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms by appropriate legal remedy.

2.4	No adverse effect

This Agreement and Closing do not conflict with or result in a breach of or default under any provision of the constitution of the Purchaser or any material term or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

3.	TAG Oil Warranties

3.1	Due incorporation

TAG Oil is duly incorporated and validly exists under the law of its place of incorporation.

3.2	Solvency

TAG Oil is solvent and no receiver or receiver and manager has been appointed over any part of its Assets and no such appointment has been threatened.

3.3	No liquidation

TAG Oil is not in liquidation, no proceedings have been brought or threatened and no resolution has been passed or other step taken for the purposes of appointing a liquidator of TAG Oil.

3.4	Corporate authorisation

The execution and delivery of the Transaction Documents has been properly authorised by all necessary corporate action of TAG Oil.

3.5	Corporate power

TAG Oil has full corporate power and lawful authority to execute and deliver the Transaction Documents and to consummate and perform or cause to be performed its obligations under the Transaction Documents.

3.6	Legal and binding document

Each Transaction Document constitutes a legal, valid and binding obligation of TAG Oil enforceable in accordance with its terms by appropriate legal remedy.

3.7	No adverse effect

This Agreement and Closing do not conflict with or result in a breach of or default under any provision of the constitution of TAG Oil or any material term or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

3.8	Power

TAG Oil has all corporate power and lawful authority to issue the TAG Oil Shares to the Seller.

3.9	Fully Paid and Transferable

The TAG Oil Shares to be issued under the Agreement will be fully paid and no money is owing in respect of them. The TAG Oil Shares to be issued under this Agreement will be able to be sold or transferred by the Seller, in whole or in part, without restriction, or otherwise over any exchange or facility on which TAG Oil securities are currently traded or quoted, four months following Closing.

3.10	No Security Interest

The TAG Oil Shares to be issued under the Agreement will be free of security interests.

3.11	Capitalisation

There are 46,631,081 shares of common stock of TAG Oil issued and outstanding (Existing TAG Shares). There are 400,000 warrants over shares of TAG Oil common stock (Warrants) and 1,025,000 options over shares of TAG Oil common stock (Options). Each Option and Warrant held entitles the holder to one share of TAG Oil common stock upon payment of the applicable exercise price. Assuming all Warrants and Options are exercised 48,598,576 shares of common stock of TAG Oil would be issued and outstanding (excluding the TAG Oil Shares to be issued hereunder).

The Existing TAG Shares comprise all the issued shares in the capital of TAG Oil and the TAG Oil Shares to be issued hereunder will, upon issue, rank equally in all respects with the Existing TAG Shares. Except for the Existing TAG Shares, the Warrants and the Options there are no agreements, arrangements or understandings in force that call for the present or future issue or transfer of, or grant to any person the right at any time to require the issue or transfer of, any equity capital in TAG Oil.

Schedule 3: Purchase Price Allocation[1]

1.	Cheal Petroleum Limited:

	a.	Shallow: $23,900,000

	b.	Deep: $2,300,000

2.	PEP38757 Limited: $100,000

3.	PEP38758 Limited: $100,000

____________________________________
1 Excludes value of Overriding Royalty and assumes TAG Oil Shares valued at CDN$1.10 per share.

Schedule 4: Seller Warranties

1.	The Seller

1.1	Due incorporation

The Seller is duly incorporated and validly exists under the law of its place of incorporation.

1.2	Solvency

The Seller is solvent and no receiver or receiver and manager has been appointed over any part of its Assets and no such appointment has been threatened.

1.3	No liquidation

The Seller is not in liquidation or statutory management and no proceedings have been brought or threatened and no resolution has been passed or other step taken for the purposes of appointing a liquidator of the Seller or to declare the Seller at risk pursuant to the Corporations (Investigation & Management) Act 1989 or placing it under statutory management pursuant to that Act.

2.	Due authorisation

2.1	Corporate authorisation

The execution and delivery of the Transaction Documents has been properly authorised by all necessary corporate action of the Seller.

2.2	Corporate power

The Seller has full corporate power and lawful authority to execute and deliver the Transaction Documents and to consummate and perform or cause to be performed its obligations under the Transaction Documents.

2.3	Legal and binding document

Each Transaction Document constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms by appropriate legal remedy.

2.4	No adverse effect

This Agreement and Closing do not conflict with or result in a breach of or default under any provision of the constitution of the Seller or of any Company or any material term or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which the Seller or any Company is a party or is subject or by which it is bound.

3.	The Shares

3.1	Title

The Seller has legal and beneficial title to the Shares, free of security interests.

3.2	Power

The Seller has the right and power to sell the Shares on the terms set out in this Agreement without the consent of any other person and free of any pre-emptive rights or rights of first refusal.

3.3	Fully paid

The Shares have been issued and are fully paid and no money is owing in respect of them.

3.4	No other shares or rights

(a)

The Shares comprise all the issued shares in the capital of each Company and immediately upon consummation of the transactions contemplated hereby, the Purchaser will own all of the issued shares of each Company.

(b)

There are no agreements, arrangements or understandings in force that call for the present or future issue or transfer of, or grant to any person the right at any time to require the issue or transfer of, any equity capital or loan capital in any Company.

4.	Group Company constitutions

4.1	Constitution

True and correct copies of the current constitutions of each Company have been delivered to the Purchaser. The affairs of each Company have been conducted in accordance with its constitution.

4.2	Registration

Each Company is registered under the Companies Act.

4.3	Corporate existence

Each Company has the power to own its Assets and to carry on its Business as it is now being conducted.

5.	Material circumstances

5.1	Solvency

Each Company is solvent and no receiver or receiver and manager has been appointed over any part of the Assets of any Company and no such appointment has been threatened.

5.2	No liquidation

No Company is in liquidation or statutory management and no proceedings have been brought or threatened and no resolution has been passed or other step taken for the purposes of appointing a liquidator of any Company or to declare any Company at risk pursuant to the Corporations (Investigation & Management) Act 1989 or placing it under statutory management pursuant to that Act.

5.3	Power of attorney

No Company has granted any power of attorney which is still in force or conferred on any person, other than its directors and employees, or any subsisting authority to bind a Company in any way.

6.	Due Diligence Material

The material made available to the Purchaser and its advisors in their due diligence review of the Assets, the Business and the Companies (including the responses provided to the written due diligence questions submitted by the Purchaser) was and is accurate and not misleading (whether by omission or otherwise) in any material respect.

7.	Financial matters

7.1	Accuracy of the Financial Statements

The Financial Statements:

(a) comply with the provisions of the Financial Reporting Act 1993 and have been prepared under NZ GAAP, consistently applied, and are complete and accurate in all respects; and

(b) have been prepared on a basis consistent with the basis on which the financial statements of Calgary Petroleum Limited were prepared in respect of the preceding annual financial period.

7.2	Financing

No Company has or is engaged in financing of a type which is not required to be shown or reflected in the Financial Statements or in any off-balance sheet arrangement.

8.	Conduct of Business since Balance Date

8.1	Conduct of Business

Since the Balance Date, each Company has:

(a) conducted its Business in substantially the same manner as that in which it was conducted in the year preceding the Balance Date;

(b)

not acquired or disposed of any Asset, other than Assets having a value of less than $10,000 individually or $30,000 in the aggregate, which are acquired or disposed of in the normal course of trading and on arm’s-length commercial terms other than, in each case, payment of professional fees and expenses by third party service providers and payment of management fees to Calgary Petroleum Limited;

(c)	not entered into, varied or terminated any agreement or other commitment which:

	(i)	provided over its term for the payment or receipt of any amount exceeding $10,000; or

	(ii)	imposed obligations that continued for more than twelve months or provided over its term for the payment or receipt of any amount exceeding $10,000;

(d)	not entered into any major transaction (as that term is defined in section 129 of the Companies Act);

(e)	not:

	(i)	issued or purported to issue any shares, options or other securities;

	(ii)	declared or paid any Distribution;

	(iii)	effected any distribution of any Assets or made any loan or other payment to its shareholders or any other person (other than a payment in the ordinary course of business);

	(iv)	bought back any of its own shares;

	(v)	redeemed any shares;

	(vi)	transferred or purported to transfer any shares, including shares held as treasury stock;

	(vii)	altered or purported to alter the rights attaching to any shares; or

	(viii)	changed its name;

(f)	not taken or omitted to take any action which may adversely affect any right attaching to the Shares;

(g)	not:

	(i)	employed any person; or

	(ii)	made any employee redundant or otherwise terminated the employment of any person.

8.2	Material Adverse Effect

Since the Balance Date there has not been any event or circumstance which might reasonably be expected to have a material adverse effect.

9.	Assets

9.1	No security interests

Each Company has legal and beneficial title to all of its Assets, free from security interests. No Company has created, or agreed to create, any encumbrance in respect of any of its Assets. No person, other than a Company, is entitled to possession of, or any interest in, any Asset.

9.2	Fixed Assets

No Company holds or owns any fixed assets other than its rights to assets under the Joint Venture Agreements.

10.	Material commitments

10.1	Agreements

No Company is in default under any of its agreements with third parties (including the Joint Venture Agreements) and is not aware of any material default under such agreements by those third parties.

10.2	Material commitments

No Company is party to any agreement which:

(a)	relates to the provision of financial accommodation to the Company;

(b)	is outside the ordinary course of business;

(c)	is incapable of performance in accordance with its terms within twelve months after the date on which it was entered into or undertaken;

(d)	involves the supply of goods or services, the aggregate sales value of which will represent in excess of 10 per cent. of the turnover expected for the current financial year of the Company;

(e)	requires authorisation under Part II of the Commerce Act 1986 for its legality or validity;

(f)	involves the Company giving a guarantee, indemnity or letter of comfort in respect of, or to be otherwise contingently liable for, the obligations of, any other person;

(g)	is with any Related Company of the Company or of the Seller (other than another Company);

(h)	restricts or prevents the Company from carrying on any activity or business in any area;

(i)	confers on any person any rights as a consequence of a change in the shareholding in, or composition of the board of directors of, the Company;

(j)	is of an unusual, long term or onerous nature or cannot readily be performed by the Company without undue or unusual expenditure of money or effort; or

(k)	is for any reason considered material.

11.	Properties

11.1	Complete list

There is no land or building owned or occupied by any Company.

12.	Compliance with laws

12.1	Compliance

No Company is in breach of any statute, order, by-law or regulation binding on or applicable to it where such breach might reasonably be expected to have a material adverse effect and, to the extent of its interest in the relevant Permit, is complying with the terms of and conditions of that Permit.

12.2	All Consents held

The Companies have all Consents required for carrying on the Business. In respect of each Consent:

(a)	all fees due have been paid;

(b)	all conditions have been fully complied with;

(c)	to the Seller’s knowledge, there is no factor which might prejudice its continuance or renewal; and

(d)	the Consent will not be prejudiced in any way by, or revoked as a consequence of, the entry into or performance of this Agreement.

13.	Legal proceedings

13.1	No litigation

No Company is involved in any investigation, prosecution, litigation, arbitration, proceedings or any other form of mediation or dispute resolution or other legal proceedings (except as plaintiff in normal debt collection proceedings) the result of which might reasonably be expected to have a material adverse effect.

13.2	No claims

To the Seller’s knowledge, there are no claims or disputes against or involving a Company or the Permits or the Joint Venture Agreements, which are likely to give rise to any legal proceedings that might reasonably be expected to have a material adverse effect.

13.3	No proceedings

There are no enquiries pending before or, to the Seller’s knowledge, threatened by, any Public Authority, and in particular no Company is involved in any dispute with the Commissioner of Inland Revenue.

14.	Statutory records

14.1	All records kept

Each Company holds all accounting and other records which it is required by law to retain either indefinitely or for a particular period or periods and such records are properly and fully maintained.

14.2	Documents of title

All documents of title, or documents that otherwise evidence title, to the Assets are in the Companies' possession or under their control.

15.	Employees

No Company has employed any person since its incorporation.

16.	Investments

16.1	No joint venture

No Company is a party to any joint venture, partnership, syndicate, consortium, or other body or association, whether incorporated or not (other than a recognised trade association).

16.2	No shares held

No Company owns shares in the capital of any company.

17.	Environmental

17.1	Compliance with Environmental Law and Consents

Each Company:

(a)	is not in breach of any Environmental Law; and

(b)

holds and complies in all material respects with, and has always held and complied in all material respects with, all environmental consents required from time to time in relation to that Company or its Assets or the conduct of its business and, to the Seller’s knowledge, there is no matter that may result in the cancellation, suspension, limitation, review, variation or non-renewal of any of those environmental consents.

18.	Taxation

18.1	All deductions made

Each Company has:

(a)	made all appropriate deductions from payments made by it and all consequent payments due as a result to the IRD or any other Tax Authority; and

(b)	remitted the amount of these deductions to the IRD or any other Tax Authority.

18.2	All taxation paid

Each Company has made and will make payment in full when due to the IRD or any other Tax Authority for all taxes in respect of periods commencing on or before Closing, including any terminal tax and each instalment of provisional tax of the Company in respect of that period, together with any civil penalty payable thereon.

18.3	No taxation arising from sale of the Shares

No taxation will become payable by a Company because of the sale of the Shares under this Agreement.

18.4	No taxation Relief refused

No transaction or event has occurred or arrangement been entered into in consequence of which a Company:

(a)	has or may be deprived of Relief otherwise available to it; or

(b)

is or may be held liable for any taxation relating to any period up to Closing, including taxation primarily chargeable against some other company or person (whether by reason of any such other company being or having been a member of the same group of companies or otherwise), for which provision has not been made in the Financial statements or, if occurring or entered into after the Balance Date, has been incurred otherwise than in the ordinary course of business.

18.5	All returns made

Each Company has made all returns and supplied all information to the IRD, the Customs Department and other relevant Tax Authorities as is required by law. All returns and information supplied were correct and made on a proper basis and are not the subject of any dispute. Each Company has kept and preserved those records as are required to be kept and preserved for the purpose of taxation and any Tax Act.

18.6	Binding rulings

If a Company has obtained a binding ruling under the Tax Administration Act 1994, that binding ruling has been disclosed:

(a)	to the IRD as required by that Act; and

(b)	to the Purchaser.

18.7	Residence

Each Company is tax resident in New Zealand and not in any other country or jurisdiction and has and has had no branch, agency, place of business or permanent establishment outside New Zealand which may result in that Company being subject to tax in that other country.

18.8	Credit account balances

The imputation credit accounts, dividend withholding payment accounts and any other similar memorandum accounts (if any) maintained by the Companies for tax purposes will not have debit balances on the Closing Date, calculated after taking into account any tax refunds that the Companies might be entitled to that relate to any periods up to the Closing Date.

18.9	Registration

Each Company:

(a)	is a registered person for the purposes of the Goods and Services Tax Act 1985;

(b)	has complied in all respects with that Act; and

(c)	is not in default of any obligation to make any payment or return or notification under that Act.

18.10	Accounting year

Each Company has an accounting year for New Zealand income tax purposes ending on 31 March of each year.

Schedule 5: Mutual Consents

All consents required under the Crown Minerals Act 1991, including any consent of the Minister of Energy required under section 41 of the Crown Minerals Act 1991 (and including also consent to the Overriding Royalty).

Schedule 6: Required Seller Consents and Approvals

None.

Schedule 7: Required Purchaser Consents

The Purchaser receiving confirmation from TAG Oil, that TAG Oil has obtained all necessary corporate and other consents and approvals required under, and otherwise complying with the requirements of, relevant Canadian companies and securities laws, the rules of the TSX Venture Exchange and any other relevant stock exchange, and its constitution to issue to TAG Oil Shares pursuant to this Agreement.